Exhibit 8(a)
                            Hunton & Williams
                            951 East Byrd Street
                            Richmond, Virginia 23219



                               June 27, 1995





Crestar Financial Corporation
919 East Main Street
Richmond, Virginia   23219

Loyola Capital Corporation
1300 North Charles Street
Baltimore, Maryland   21201

                    MERGER OF LOYOLA CAPITAL CORPORATION
                     INTO CRESTAR FINANCIAL CORPORATION
                  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Gentlemen:

          We have acted as counsel to Crestar Financial Corporation ("Crestar") in connection with the proposed merger of Loyola Capital Corporation ("Loyola") into Crestar (the "Holding Company Merger"). After the Holding Company Merger, Crestar may cause Loyola Federal Savings Bank ("Loyola F.S.B."), currently a wholly-owned subsidiary of Loyola, to merge into Crestar Bank MD, a wholly-owned subsidiary of Crestar, or its succes-sor (if any), which also will be a wholly-owned subsidiary of Crestar (the "Bank Merger"). As used herein, "Crestar Bank MD" refers to the existing Crestar Bank MD or such successor, as appropriate.

          In the Holding Company Merger, each outstanding share of Loyola common stock (other than shares held by Crestar, excluding shares held in a fiduciary capacity) is to be converted into a fraction of a share of Crestar common stock based on the average closing price of Crestar common stock for the ten trading days ending on the tenth day before the effective date of the Holding Company Merger (the "Effective Date"). However, a share of Loyola common stock will not be converted into less than 0.64 or more than 0.75 of a share of Crestar common stock, except that Crestar may increase the exchange ratio to more than 0.75 of a share if such average closing price is less than $40 per share and Loyola otherwise would exercise its right to abandon the Holding Company Merger. Any Loyola shareholder who becomes entitled to a fractional share of Crestar common stock as a result of the Holding Company Merger, after aggregating all the shareholder's shares of Loyola common stock, will receive cash from Crestar in lieu of the fractional share. Loyola shareholders are not entitled to exercise dissenter's rights with respect to the Holding Company Merger under Maryland law.

          You have requested our opinion concerning certain federal income tax consequences of the Holding Company Merger and the Bank Merger. In giving this opinion, we have reviewed the Agreement and Plan of Merger dated as of May 16, 1995 between Crestar and Loyola; the Plan of Merger relating to the Holding Company Merger; the form S-4 Registration Statement under the Securities Act of 1933 relating to the Holding Company Merger (the "S-4"); and such other documents as we have considered necessary. In addition, we have assumed the following:

          1. The fair market value of the Crestar common stock (including any fractional share interest) received by a Loyola shareholder in exchange for Crestar common stock will be approximately equal to the fair market value of the Loyola common stock surrendered in the exchange.

          2. None of the compensation received by any shareholder-employee of Loyola will be separate consideration for, or allocable to, any shares of Loyola common stock; none of the shares of Crestar common stock received by any shareholder-employee in the Holding Company Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          3. The payment of cash in lieu of fractional shares of Crestar common stock is solely for the purpose of avoiding the expense and inconve-nience to Crestar of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Holding Company Merger to Loyola shareholders in lieu of fractional shares of Crestar common stock will not exceed one percent of the total consideration issued in the Holding Company Merger to the Loyola shareholders in exchange for their Loyola common stock.

          4. No share of Loyola common stock has been or will be redeemed in anticipation of the Holding Company Merger, and Loyola has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Holding Company Merger.

          5. Crestar has no plan or intention to reacquire any of its stock issued in the Holding Company Merger or to make any extraordinary distribution with respect to such stock.

          6. There is no plan or intention by shareholders of Loyola to sell, exchange, or otherwise dispose of a number of shares of Crestar common stock received in the Holding Company Merger that would reduce the Loyola shareholders' ownership of Crestar common stock to a number of shares having a fair market value, as of the Effective Date, of less than 50 percent of the fair market value of all the formerly outstanding Loyola common stock as of the Effective Date. For this purpose, shares of Loyola common stock exchanged for cash in lieu of fractional shares of Crestar common stock are treated as outstanding Loyola common stock on the Effec-tive Date. Moreover, shares of Loyola common stock and shares of Crestar common stock held by Loyola shareholders and otherwise sold, redeemed, or disposed of before or after the Holding Company Merger are considered in making the above determination.

          7. Following the Holding Company Merger, Crestar will continue the historic business of Loyola or use a significant portion of Loyola's historic business assets in a business.

          8. The liabilities of Loyola that will be assumed by Crestar and the liabilities, if any, to which the transferred assets of Loyola are subject were incurred by Loyola in the ordinary course of business.

          9. There is no intercorporate indebtedness existing between Loyola and Crestar that was issued or acquired or will be settled at a discount.

          10. Neither Crestar nor any subsidiary of Crestar (a) has transferred or will transfer cash or other property to Loyola or any subsidiary of Loyola for less than fair market value consideration in anticipation of the Holding Company Merger or the Bank Merger or (b) has made or will make any loan to Loyola or any subsidiary of Loyola in anticipation of the Holding Company Merger or the Bank Merger.

          11. On the Effective Date, the fair market value of the assets of Loyola transferred to Crestar will exceed the sum of Loyola's liabili-ties assumed by Crestar plus the amount of liabilities, if any, to which the transferred assets are subject.

          12. Crestar has no plan or intention to sell or otherwise dispose of any of the assets of Loyola acquired in the Holding Company Merger, except in the Bank Merger.

          13. Crestar, Crestar Bank MD, Loyola, Loyola F.S.B., and the shareholders of Loyola will pay their respective expenses, if any, incurred in connection with the Holding Company Merger and the Bank Merger.

          14. For each of Crestar, Crestar Bank MD, Loyola, and Loyola F.S.B., not more than 25 percent of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50 percent of the fair market value of its total assets, exclud-ing cash, cash items (including accounts receivable and cash equivalents), and United States government securities, consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (b) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code (the "Code") are treated as a single issuer.

          15. At all times during the five-year period ending on the effective date of the Holding Company Merger, the fair market value of all of Loyola's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(y) Loyola is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Loyola is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by Loyola, in the case of a first-tier subsidiary of Loyola, or by a con-trolled corporation, in the case of a lower-tier subsidiary.

          16. Any shares of Crestar common stock received in exchange for shares of Loyola common stock that (a) were acquired in connection with the performance of services, including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services, and (b) are subject to a substantial risk of forfeiture within the meaning of section 83(a) of the Code will be subject to substantially the same risk of forfeiture after the Holding Company Merger.

          17. No outstanding Loyola common stock acquired in connection with the performance of services was or will have been acquired within six months before the effective date of the Holding Company Merger by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an option granted more than six months before the effective date of the Holding Company Merger.

          18. Neither Loyola nor Loyola F.S.B. has filed, and neither holds any asset subject to, a consent pursuant to section 341(f) of the Code and regulations thereunder.

          19. Neither Loyola nor Loyola F.S.B. is a party to, and neither holds any asset subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and regulations thereunder.

          20. No share of Loyola F.S.B. stock has been or will be redeemed in anticipation of the Bank Merger, and Loyola F.S.B. has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Bank Merger.

          21. Crestar Bank MD has no plan or intention to reacquire any of its outstanding stock or to make any extraordinary distribution with respect to such stock.

          22. If the Bank Merger is effected, Crestar Bank MD will continue the historic business of Loyola F.S.B. or use a significant portion of Loyola F.S.B.'s historic business assets in a business.

          23. If the Bank Merger is effected, the liabilities of Loyola F.S.B. that will be assumed by Crestar Bank MD and the liabilities, if any, to which the transferred assets of Loyola F.S.B. are subject will have been incurred by Loyola F.S.B. in the ordinary course of business.

          24. There is no intercorporate indebtedness existing between Loyola F.S.B. and Crestar Bank MD that was issued or acquired or will be settled at a discount.

          25. If the Bank Merger is effected, on the effective date thereof, the adjusted federal income tax basis and the fair market value of the assets of Loyola F.S.B. transferred to Crestar Bank MD each will exceed the sum of Loyola F.S.B.'s liabilities assumed by Crestar Bank MD plus the amount of liabilities, if any, to which the transferred assets are subject.

          26. Crestar Bank MD has no plan or intention to sell or other-wise dispose of any of the assets of Loyola F.S.B. to be acquired in the Bank Merger, except for dispositions made in the ordinary course of business.

          27. Crestar has no plan or intention to dispose of any Crestar Bank MD stock.

          On the basis of the foregoing, and assuming that (a) with respect to any nonresident alien or foreign entity that is a shareholder of Loyola, Loyola will comply with all applicable statement and notification requirements (if any) of Treasury Regulation (Section) 1.897-2(g) & (h), (b) the Holding Company Merger will be consummated in accordance with the Plan of Merger, and (c) the Bank Merger, if any, will be consum- mated in accordance with a plan of merger we have approved as to form and substance, we are of the opinion that (under current law) for federal income tax purposes:

          1. The Holding Company Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code.

          2. Loyola will not recognize gain or loss (a) on the transfer of its assets to Crestar in exchange for Crestar common stock and the assumption of Loyola's liabilities or (b) on the constructive distribution of Crestar common stock to Loyola shareholders.

          3. Crestar will not recognize gain or loss on the acquisition of Loyola's assets in exchange for Crestar common stock and the assumption of Loyola's liabilities.

          4. A Loyola shareholder will not recognize gain or loss on the exchange of his shares of Loyola common stock for shares of Crestar common stock (including any fractional share interest) in the Holding Company Merger.

          5. The aggregate basis of shares of Crestar common stock (including any fractional share interest) received by a Loyola shareholder in the Holding Company Merger will be the same as the aggregate basis of the shares of Loyola common stock exchanged therefor.

          6. The holding period for shares of Crestar common stock (including any fractional share interest) received by a Loyola shareholder in the Holding Company Merger will include the holding period for the shares of Loyola common stock exchanged therefor, if such shares of Loyola common stock are held as a capital asset on the effective date of the Holding Company Merger.

          7. Cash received by a Loyola shareholder in lieu of a fractional share of Crestar common stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code.

          8. The Bank Merger, if any, will be a reorganiza-tion within the meaning of section 368(a)(1)(A) and section 368(a)(1)(D) of the Code.

          9. Loyola F.S.B. will not recognize gain or loss (a) on the transfer of its assets to Crestar Bank MD in exchange for the assumption of liabilities and in constructive exchange for Crestar Bank MD stock or (b) on the constructive distribution of Crestar Bank MD stock to Crestar. (We note, however, that Loyola F.S.B. or Crestar Bank MD may be required to include in income certain amounts as a result of (i) the termination of any bad-debt reserve maintained by Loyola F.S.B. for federal income tax purposes and (ii) other possible required changes in accounting methods.)


          10. Crestar Bank MD will not recognize gain or loss on the acquisition of Loyola F.S.B.'s assets in exchange for the assumption of Loyola F.S.B.'s liabilities and in constructive exchange for Crestar Bank MD stock. (We note, however, that Loyola F.S.B. or Crestar Bank MD may be required to include in income certain amounts as a result of (i) the termination of any bad-debt reserve maintained by Loyola F.S.B. for federal income tax purposes and (ii) other possible required changes in accounting methods.)

          11. Crestar will not recognize gain or loss on the constructive exchange of shares of Loyola F.S.B. stock for shares of Crestar Bank MD stock in the Bank Merger.

          12. The basis of the shares of Crestar Bank MD stock held by Crestar will be increased by the basis of the shares of Loyola F.S.B. stock outstanding at the time of the Bank Merger.

          We are also of the opinion that the material federal income tax consequences of the Holding Company Merger are fairly summarized in the S-4 under the headings "Summary--Certain Federal Income Tax Consequences of the Merger" and "The Merger--Certain Federal Income Tax Consequences." We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under such headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commis-sion.

                              Very truly yours,

                          /s/ Hunton & Williams